UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2024 (December 10, 2024)
WILLSCOT HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-37552	82-3430194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4646 E Van Buren St., Suite 400
Phoenix, Arizona 85008

(Address, including zip code, of principal executive offices)

(480) 894-6311
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	WSC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of         1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 11, 2024, WillScot Holdings Corporation (the “Company”) announced that the Board of Directors of the Company (the “Board) has appointed Tim Boswell, currently serving as the Company’s President and Chief Financial Officer, to the newly created position of President and Chief Operating Officer, effective as of January 1, 2025 (the “Effective Date”). As Chief Operating Officer, Mr. Boswell will be responsible for overseeing the Company’s long-term strategic initiatives and advancing execution across WillScot's portfolio. At the Effective Date, Mr. Boswell, who is 45, will cease serving as Chief Financial Officer, but he will continue serving as President of the Company. Mr. Boswell has served as the Company’s President and Chief Financial Officer since September 2021. Prior to this role, Mr. Boswell served as Chief Financial Officer starting in November 2017 following the carve-out transaction of Williams Scotsman, a predecessor to the Company.
The Company also announced that the Board has appointed Matt Jacobsen, currently serving as the Company’s Senior Vice President of Finance, as Chief Financial Officer of the Company, effective as of the Effective Date. Mr. Jacobsen, who is 43, has served as Senior Vice President of Finance of the Company since July 2020. Prior to that, Mr. Jacobsen held various roles within the Finance and Accounting functions of the Company and Williams Scotsman since joining in November 2010.
In connection with his appointment, Mr. Boswell entered into an amendment to his existing amended and restated employment agreement with the Company, with the amendment effective as of January 1, 2025 (the “Boswell Agreement Amendment”). The Boswell Agreement Amendment amended the existing agreement to, among other things, (a) include Chief Operating Officer as part of Mr. Boswell’s title, (b) increase Mr. Boswell’s salary from $681,852.34 per calendar year to $800,000 per calendar year, and (c) set the target grant value of Mr. Boswell’s annual equity award at $2,200,000, 70% of which shall be in the form of performance-based restricted stock units vesting over three years and 30% in the form of restricted stock units vesting ratably over four years. Except as amended by the Boswell Agreement Amendment, the terms of Mr. Boswell’s prior employment agreement remain in full force and effect.
The foregoing description of the Boswell Agreement Amendment is qualified in its entirety by reference to the full text of the Boswell Agreement Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
In connection with his appointment, Mr. Jacobsen entered into an employment agreement with the Company, effective January 1, 2025 (the “Jacobsen Agreement”). The terms of the Jacobsen Agreement, among other things, (a) provide for an initial term of three years, with automatic one-year extensions unless either party provides notice of non-renewal at least 90 days prior to the expiration of the then-current term, (b) establish an annual base salary of $550,000 and an annual target bonus opportunity equal to 85% of the base salary, (c) provide for annual long-term incentive equity awards with a target grant value of $1,000,000, 70% of which shall be in the form of performance-based restricted stock units vesting over three years and 30% in the form of restricted stock units vesting ratably over four years, (d) provide severance benefits in the event of a termination of Mr. Jacobsen’s employment by the Company without Cause or by Mr. Jacobsen for Good Reason (as such terms are defined), including continued base salary for 18 months (without Cause or in the case of a Qualifying CIC) or 12 months (Good Reason), a lump sum payment equal to one times the target annual bonus, pro rata payment of the annual bonus based on actual performance and continued health coverage for 12 months and (e) provide that outstanding equity awards will continue to vest during the severance period, with any unvested awards forfeited after this period. The agreement also includes an 18-month non-competition provision and a 24-month non-solicitation provision following Mr. Jacobsen’s termination of employment.
The foregoing description of the Jacobsen Agreement is qualified in its entirety by reference to the full text of the Jacobsen Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Amended and Restated Employment Agreement with Tim Boswell.
10.2	Employment Agreement with Matthew Jacobsen.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WillScot Holdings Corporation

Dated: December 11, 2024	By:	/s/ Hezron Timothy Lopez
Name: Hezron Timothy Lopez
Title: Executive Vice President, Chief Legal & Compliance Officer & ESG